Exhibit 21
SUBSIDIARIES(1)

Name	State/Country of Incorporation	Ownership Percentage
Callahan Mining Corporation	Arizona	100%
Coeur New Zealand, Inc.	Delaware	100%
Coeur Gold New Zealand, Ltd.	New Zealand	100%
CDE Mexico, S.A. de C.V.	Mexico	100%
Coeur Rochester, Inc.	Delaware	100%
Coeur Argentina, S.R.L.	Argentina	100%
Coeur Alaska, Inc.	Delaware	100%
Coeur Capital, Inc.	Delaware	100%
Coeur South America Corp.	Delaware	100%
Coeur Joaquin, S.R.L.	Argentina	100%
0986566 B.C. Unlimited Liability Company	Canada	100%
Global Royalty Corp.	Canada	100%
1570926 Alberta Ltd.	Canada	100%
CDE Australia Pty Ltd.	Australia	100%
Empresa Minera Manquiri, S.A.	Bolivia	100%
Coeur Sub One, Inc.	Delaware	100%
Coeur Sub Two, Inc.	Delaware	100%
Coeur d'Alene Mines Australia Pty Ltd.	Australia	100%
Bolnisi Gold Pty Ltd.	Australia	100%
Fairview Gold Pty Ltd.	Australia	100%
Palmarejo Silver and Gold ULC	Canada	100%
Ocampo Resources, Inc.	Nevada	100%
Ocampo Services, Inc.	Nevada	100%
Coeur Mexicana, S.A. de C.V.	Mexico	100%
Coeur La Preciosa Silver Corp.	Canada	100%
Proyectos Mineros La Preciosa S.A. de C.V.	Mexico	100%
Coeur San Miguel Corp.	Delaware	100%
Paramount Gold de Mexico S.A. de C.V.	Mexico	100%
Paramount Metals Corp.	Delaware	100%
Magnetic Resources Ltd.	Canada	100%
Minera Gama S.A. de C.V.	Mexico	100%
Wharf Resources (U.S.A.), Inc.	Colorado	100%
Wharf Resources Management Inc.	Delaware	100%
Wharf Reward Mines Inc.	Delaware	100%
Wharf Gold Mines Inc.	Delaware	100%
Golden Reward Mining Company Limited Partnership	Delaware	100%
(1)    Determined in accordance with Item 6.01 of Regulation S-K.